UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                   Form 8-K

                                CURRENT REPORT


               PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934




Date of Report:                  July 4, 1997
(Date of earliest event reported)





                     ENRON GLOBAL POWER & PIPELINES L.L.C.
            (Exact name of registrant as specified in its charter)




        DELAWARE                       1-13584                 76-0456366

(State or other jurisdiction              (Commission File No.)             (I.R.S. Employer
     of incorporation or                                                   Identification No.)

         organization)


333 CLAY STREET, SUITE 1800
     HOUSTON, TEXAS                                               77002
(Address           of           principal           executive          offices)
(Zip Code)



Registrant's telephone number,
including area code:               (713) 853-6220

ITEM 5.  OTHER EVENTS

On July 4, 1997, Ente Nacional Regulador de Gas ("ENARGAS"), the Argentine regulatory agency, announced its resolution covering the base natural gas transportation tariffs of Transportadora de Gas del Sur S.A. ("TGS") for the five-year period commencing January 1, 1998. TGS is an Argentine corporation which owns and operates a 4,104 mile natural gas pipeline system in Argentina. TGS is a publicly traded company and is 70% owned by Compa<n~><i'>a de Inversiones de Energ<i'>a S.A. ("CIESA"), which in turn is 33 1/3% owned by a subsidiary of Enron Global Power & Pipelines L.L.C. ("EPP"). The ENARGAS resolution included an up-front, one-time tariff reduction of 6.5% for the efficiency factor and the framework by which TGS will promote and price future system expansions. The resolution did not address the investment factor nor other proposals which could mitigate the impact of the rate reduction.

Under the Argentine Natural Gas Act, every five years ENARGAS is required to review the tariffs charged to regulated transportation services with the use of an incentive tariff methodology. The methodology provides for the derivation of an efficiency factor and an investment factor. The efficiency factor, which is a reduction to transporters' base tariff rates, is a sharing mechanism between the transporters and their customers resulting from specific, quantifiable efficiencies identified by ENARGAS. The investment factor, which is an increase to the transporters' base tariff, is a funding mechanism designed to recover the incremental investment in and return on ENARGAS-approved expansions to be undertaken by the transporter during the established period.

EPP believes that the concepts ENARGAS has applied are inconsistent with the letter and spirit of the regulatory framework which was intended to encourage operational efficiencies. EPP will continue to work with TGS to evaluate the resolution and its impact on planned future investments.

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          ENRON GLOBAL POWER & PIPELINES L.L.C.



Date:  July 17, 1997                      By:/S/  KURT S. HUNEKE
                                                     Kurt S. Huneke
                                                      President and
                                                 Chief Financial Officer